Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Crown LNG Holdings Limited

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Pubco Ordinary Shares, no par value (Primary Offering) (2)	457	(g)	17,346,632	11.50	(3)	$199,486,268	0.00014760	$29,444.17
	Equity	Pubco Ordinary Shares, no par value (Secondary Offering) (4)	457	(c)	31,120,801	0.31	(5)	$9,647,448.31	0.00014760	$1,423.96
	Equity	Warrants to purchase Pubco Ordinary Shares (Secondary Offering) (6)	457	(i)	7,346,632	—		—	—	—	(7)
			Total Offering Amounts					$209,133,716		$30,868.14
			Total Fees Previously Paid							$—
			Total Fee Offsets							$—
			Net Fees Due							$30,868.14

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Reflects the offer and resale of 17,346,632 Pubco Ordinary Shares consisting of (i) up to [10,000,000] Pubco Ordinary Shares that are issuable by upon exercise of [10,000,000] warrants, which were included in the units sold in the Catcha’s IPO, and were assumed by Pubco at the Closing (as defined below), with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (ii) up to [5,333,333] Pubco Ordinary Shares that are issuable by upon the exercise of [5,333,333] warrants, which originally issued in a private placement simultaneously with Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (iii) up to [1,865,799] of Ordinary Shares that are issuable by upon exercise of 1,865,799 warrants issued to Catcha Holdings LLC (the “Sponsor”), and (iv) up to 147,500 Pubco Ordinary Shares that are issuable by upon the exercise of 147,500 warrants issued to Helena Special Opportunities LLC (“Helena”), pursuant to the Securities Purchase Agreement dated as of June 4, 2024 between Helena and Crown (the “Securities Purchase Agreement”).

(3)	Reflects the Pubco Ordinary Shares that may be issued upon exercise of the Warrants at an exercise price of $11.50 per Common Share.
(4)

Represents the offer and sale from time to time, subject to the contractual lock-ups described in the Lock-up Agreements of up to an aggregate of 31,120,801 Pubco Ordinary Shares, consisting of (i) 19,229,215 Pubco Ordinary Shares issued to insiders of Crown (such shareholders, the “Crown Legacy Holders”) who held securities of Crown prior to the closing (the “Closing”) of the business combination with Catcha (as further described herein, the “Business Combination”), (ii) [838,723] Pubco Ordinary Shares that were issued to the Sponsor upon conversion of [838,723] Catcha Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), of Catcha that were initially issued in a private placement prior to the IPO, (iii) 202,863 Pubco Ordinary Shares issued by us to certain accredited investors (the “PIPE Investors”) pursuant to subscription agreements entered May 6, 2024 and May 14, 2024, by and between Pubco, Catcha, and the PIPE Investors (“PIPE Agreements”), (iv) up to 2,000,000 shares of Pubco ordinary shares that are issuable upon the exercise of the Cohen Convertible Note issued to J.V.B. Financial Group, LLC, which was issued in a principal amount of $1,000,000 and is convertible into Pubco Ordinary Shares based on a discount to prevailing market prices of the Pubco Ordinary Shares, and (v) up to 8,850,000 of Pubco Ordinary Shares that are issuable to Helena through a private placement for the issuance of convertible notes (the “SPA Notes”), pursuant to the Securities Purchase Agreement.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on September [ ], 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(6)

Represents the offer and sale from time to time, subject to the contractual lock-ups described in the Lock-up Agreements of up to an aggregate of 7,346,632 warrants, consisting of (i) up to [5,333,333] warrants, which originally issued in a private placement simultaneously with Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Pubco Ordinary Share at an exercise price of $11.50 per whole share, (ii) up to 147,500 warrants that are issuable that are issuable to Helena, pursuant to the Securities Purchase Agreement, with each whole warrant exercisable for one Pubco Ordinary Share, and (iii) 1,865,799 warrants that are issuable to the Sponsor.

(7)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.